Exhibit 10.1

Lone Pine Resources

Annual Incentive Plan

2011

Lone Pine Resources Annual Incentive Plan

Summary

Plan Objectives

The Annual Incentive Plan (the “Plan”) has been designed to meet the following objectives:

•      Provide an incentive framework that is performance-driven and focused on objectives that are critical to the success of Lone Pine Resources Inc. (the “Company”);

•      Offer competitive cash compensation opportunities to employees; and

•      Reward outstanding achievement.

Basic Plan Concept

The Plan provides annual incentive awards, which will be determined primarily on the basis of the Company’s consolidated results on selected financial and operating performance measures as well as departmental objectives.  Individual performance will also be considered in determining the participant award payout.  The Company shall have the flexibility to adjust individual awards to reflect individual or team performance.

Performance Measures and Weighting

Each year the Company will establish the target levels for each financial and operating measure and its appropriate weighting, subject to the confirmation of the Compensation Committee of the Board of Directors (the “Committee”).  These financial and operating measures and their weighting will be reviewed (and modified, if appropriate) in light of changing Company priorities and strategic objectives.

The Company will also establish departmental performance objectives, the achievement of which will be determined by the President and Chief Executive Officer (the “CEO”) at year end, subject to the confirmation of the Committee.

The performance measures and their relative weightings are:

Performance Measure	Weighting
WI Production	25%
WI Cash Cost	15%
Bankable Value PV10	25%
Department Performance Objectives	25%
Discretionary Achievement Factor	10%

Plan Administration

The Plan will be administered by the Committee and the CEO (with the exception of their own position).  Certain elements of the Plan administration will be delegated to the Company’s senior Human Resources representative.  The Chief Financial Officer will verify the performance calculation for the financial and operating measures in consultation with the Vice President, Engineering and Exploitation, who shall be responsible for the estimation of the Company’s oil and gas reserves.

Actual performance goals, standards, award determinations and modifications to the Plan design must be approved by the Committee.

Once the total bonus pool has been established, the CEO shall have the discretion to distribute bonus monies within departments or to move monies from one group to another, and to allocate incentive monies to individuals, based on the CEO’s assessment (with input from the Executive team) as to individual or group performance.

Performance Targets

Targets for the total Plan will be set consistent with the following:

Performance Level	% of Total Award
Below Threshold	0
Threshold	50
Target	100
Above Target	150
Outstanding	Maximum of 200%

Targets shall be adjusted for material changes made during the year to the Company’s Market Guidance and business plan.

The maximum award under the Annual Incentive Plan will be limited to 200% of target.

Participants

The CEO shall determine which employees are participants in the Plan.  If a participant’s employment with the Company terminates for any reason prior to payment, no bonus award will be paid.

The target award percentages for the CEO and other officers of the Company are established by the Committee.  Any changes to target award percentages for Company officers are subject to the approval of the Committee. The CEO is authorized to apply discretion to the target award percentages for non-officer Plan participants. All awards to officers under the Plan are subject to approval of the Committee.

Plan participants who change positions and/or have their individual target incentive levels changed during the Plan year will have their award prorated accordingly.  All awards paid will be rounded to the nearest $100.

Incentive compensation awards will be calculated based upon the participant’s base salary in effect at the end of the Plan year or earned salary during the Plan year if the participant was a new hire during the year.

Plan Effective Date

Plan effective date will be 1 June 2011.

Lone Pine Resources Annual Incentive Plan

Operating Measure: Production

Objective

Measure Working Interest (WI) Production compared to the WI Production Guidance range issued by the Company.

Definition

Working Interest Production excludes the impact of royalty and other burdens, thus eliminating the impact of changes in commodity price that influence Canadian royalty calculations.

The performance metric is to exclude the impact of Acquisitions and/or Divestitures with associated production.

Targets

Measured against the Company’s Production Guidance as follows:

Level	Performance	% of Total Award
Below “Low” Guidance Value	Below Threshold	0
Meet “Low” Guidance Value	Threshold	50
Mid-point of Guidance Range	Target	100
Meet “High” Guidance Value	Above Target	150
Exceed “High” Guidance Value	Outstanding	Maximum of 200%

Lone Pine Resources Annual Incentive Plan

Financial Measure: Cash Cost

Objective

Measure a key component of the Working Interest (WI) Production Expense compared to the WI Production Expense Guidance range issued by the Company.

Definition

The sum of direct operating expense and expensed workovers and transportation expense for the Company divided by total WI Production for the Company measured in Mcfe. This calculation will exclude ad valorem taxes, production taxes and total expensed G&A.

Currency will be in Canadian dollars to negate the influence of fluctuating foreign exchange.

Targets

Measured against the Cash Cost component (see Definition above) of the Production Expense Guidance:

Level	Performance	% of Total Award
Below “Low” Guidance Value	Outstanding	Maximum of 200%
Meet “Low” Guidance Value	Above Target	150
Mid-point of Guidance Range	Target	100
Meet “High” Guidance Value	Threshold	50
Exceed “High” Guidance Value	Below Threshold	0

Lone Pine Resources Annual Incentive Plan

Financial Measure: Bankable Value PV10

Objective

Measure the creation of value (PV 10%) through the addition of Proved Developed Producing (PDP) reserves.  The goal of this target is to reward participants for creating incremental Company value, while not rewarding for increases in commodity price.

Definition

The Bankable Value PV10 measures the increase in value associated with the growth in Proved Developed Producing reserves from one year to the next.

The measurement will be before tax and will be determined using a constant price scenario. The impact of Divestitures with production will be excluded. The impact of Acquisitions with production will be included. The baseline for the calculation of Bankable Value PV10 will be the previous year-end PV 10 value for the PDP reserves (Reference PV10) as determined by the reserve evaluator at a constant price scenario defined by the Company.

The Bankable Value PV10 will be the percentage change in the Year End PV10 over the Reference PV10.

Targets

Measured against the previous year end PDP reserve value:

Level	Performance	% of Total Award
0 - 5 % growth	Below Threshold	0
5 - 10% growth	Target	100
10 - 15% growth	Above Target	150
>15% growth	Outstanding	Maximum of 200%

Lone Pine Resources Annual Incentive Plan

Operating Measure: Department Performance Objectives

Objective

Measure the achievement of key objectives that are established annually for each department.

Definition

Key objectives are established by the CEO, in consultation with the Executive team, for each department.  These departmental objectives will directly support the achievement of Company goals. The objectives are department specific and are well-defined and measurable.

Targets

Awards for participants will be based on the achievement of performance objectives established for the department in which they work.

At year-end the achievement of performance objectives for each department will be evaluated and assigned a completion percentage by the CEO over a range of 0 to 200%.  This completion percentage will be multiplied by the 25% relative weighting for the Department Performance Objectives.

Lone Pine Resources Annual Incentive Plan

Operating Measure: Discretionary Achievement

Definition

To recognize significant achievements that are not addressed elsewhere in the Plan.

Target

During the Committee’s review of the overall performance of the Company at year end it will consider any instances of significant value being added to the Company and/or shareholders through the initiatives of management and employees that were not specifically targeted in the Plan. The Committee, based on recommendations from the CEO, will assign, at its discretion, a completion percentage from 0% to 200% of the Discretionary Achievement performance factor for such results. This completion percentage will be multiplied by the 10% relative weighting for Discretionary Achievement.